EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of

ENDRA Life Sciences Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A Amendment No. 2 of our report dated March 28, 2024 on the consolidated financial statements of ENDRA Life Sciences Inc. and its subsidiaries, and the reference to our firm under the heading “Experts” in the prospectus included in this Registration Statement on Form S-1/A. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

May 31, 2024